Exhibit 99.1: Peoples Financial Corporation Press Release Dated June 25, 2008

For more information, contact: Investor Relations 228-435-8208 investorrelations@thepeoples.com	FOR IMMEDIATE RELEASE
PEOPLES FINANCIAL CORPORATION RAISES
SEMIANNUAL DIVIDEND 7.4% TO $.29 PER SHARE
7.4% increase is tenth consecutive since 2003
Biloxi, MS (June 25, 2008)—The board of directors of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, raised the holding company’s regular semiannual cash dividend to $.29 per common share, payable July 14, 2008, to stockholders of record July 7, 2008.
The new semi-annual dividend represents an increase of 7.4% over the $.27 per share paid for the second half of 2007 and 16% higher than the semi-annual dividend of $.25 per share paid in the first half of last year.
“Despite the extremely difficult economy across the country and the serious financial strains that many national and regional banks are facing today, our institution continues to show solid profitability,” said Chevis C. Swetman, chairman of the board and chief executive officer of the holding company and the bank. “Our record of sustained earnings in the face of perhaps the most challenging financial environment in the last half century validates our Board’s strategy of managed growth supported by a capital base well in excess of regulatory minimums,” he added.
The semi-annual dividend has been raised ten times since June 2003. The current annualized dividend of $.58 per share for 2008 is 11.5% more than dividends paid in 2007 and exactly twice that paid in 2003.
Founded in 1896, with $897 million in assets as of March 31, 2008, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.